EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hudson City Bancorp, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-78969 on Form S-8 of Hudson City Bancorp, Inc. of our report dated June 28, 2012, relating to the statements of net assets available for benefits of the Profit Incentive Bonus Plan of Hudson City Savings Bank as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2011, which report appears in the Annual Report on Form 11-K of the Profit Incentive Bonus Plan of Hudson City Savings Bank.

New York, New York

June 28, 2012

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